EXHIBIT 10.8 TO FORM 10

McGOVERN CAPITAL LLC

14 E. 60th Street, Suite 606

New York, New York 10022

(212) 688-9840

Fax (212) 688-9844

www.mcgoverncapital.com

kevin@kevinmcgovern.com

March 25, 2008

Mr. Douglas Hague

President and CEO

Clean Coal Technologies, Inc.

12518 West Atlantic Boulevard

Coral Springs, FL 33071

Re:

Consulting Agreement

Dear Mr. Hague:

This letter agreement (“Agreement”) sets forth the terms and conditions under which McGovern Capital LLC (“McGC”) agrees to serve as an advisor to Clean Coal Technologies, Inc. (“CCTI”) in connection with strategic business counsel to be provided to CCTI.

1.

Services To Be Rendered.  McGC agrees to assist CCTI as an advisor in connection with strategic business issues, including: (a) devising a strategic program for the protection, licensing and engagement of potential business partners of CCTI’s intellectual property rights: and (b) after the successful demonstration in a pilot scale test of CCTI’s technology, McGC will endeavor to assist CCTI in locating additional investor funding.

2.

Consideration. As consideration for the services to be rendered by McGC hereunder, CCTI shall provide McGC with the following consideration:

A.

McGC shall receive a payment of Three Thousand U.S. Dollars (US $3,000.00) for each day or a portion thereof that a principal of McGC is requested to provide consulting services to CCTI.  MCGC agrees to waive the payment in cash of its fees described in this Section 2.A until such time as CCTI receives after the date of this Agreement total additional funding in excess of Two Million Five Hundred Thousand U.S. Dollars (US $2,500,000.00).

B.

In addition to the payments required by paragraph 2.A. above, and in further consideration of McGC’s agreement to waive the cash payment of the fees as set forth in Section 2.A above, McGC shall participate in the CCTI Stock Bonus Program (the “Program”) according to the schedule set forth in Schedule A attached hereto and made a part hereof.  CCTI agrees to indemnify and hold harmless McGC for any legal issues, including without limitation, any corporate and/or securities issues with respect to McGC’s rights contemplated hereunder, which are attributable to CCTI.

C.

By signing this Agreement, the parties hereto represent that all necessary corporate approvals have been sought and have been made by McGC and CCTI respectively and their respective boards (if board approvals are necessary).

D.

The obligations of CCTI to pay McGC the consideration set forth in this Agreement (and including in Schedule A hereto) shall survive the termination of this Agreement pursuant to the terms set forth in Section 3 below.  This Agreement is binding on McGC and CCTI and their respective successors in interest and assigns.

Mr. Douglas Hague

March 25, 2008

E.

CCTI agrees to prepare and execute such documentation as is necessary to effectuate this Agreement and the grant to McGC of participation in the CCTI Stock Bonus Program as set forth in this Agreement, including without limitation, such modifications to any existing stock bonus plans currently in effect.

3.

Termination.

A.

Either party may terminate this Agreement upon sixty (60) days prior written notice to the other party.

B.

Upon termination of this Agreement, CCTI shall remain obligated to pay McGC the fees accrued and award the rights vested pursuant to Paragraph 2 and Schedule A of this Agreement through the effective date of the termination (i.e. the date sixty (60) days after notice of termination is given.

4.

Disclosure By McGC.  CCTI hereby acknowledges that it has been disclosed by McGC that certain of its principals are attorneys and that certain of McGC principals are members of a law firm doing business as McGovern & Associates.  CCTI further hereby acknowledges that this Agreement does not constitute an agreement for McGC or any of its principals to provide legal services to CCTI.  Likewise, this Agreement does not constitute an agreement for McGovern & Associates to provide any legal services to CCTI, absent a separate writing signed by both CCTI and McGovern & Associates setting forth the terms of any engagement for legal services.  CCTI acknowledges that it has had an adequate opportunity to either retain legal counsel to review and advise CCTI before entering into this Agreement and either has had its legal counsel review this Agreement or chosen not to have its legal counsel review this Agreement before entering into it.

5.

Disputes.  This Agreement and the rights granted pursuant hereto shall be determined in accordance with the substantive laws of the State of Delaware without recourse to its conflicts of laws provisions.  Any controversy or claim arising out of or relating to this Agreement, including without limitation controversies or claims arising out of or relating to the parties' decision to enter into this Agreement and the circumstances thereof, shall be settled by binding arbitration. Either party may initiate arbitration by making demand on the other party by written notice. There shall be one arbitrator to be mutually agreed upon by the parties and to be selected from the Judicial Panel of the Center for Public Resources. The parties shall be entitled to discover all documents and information reasonably necessary for a full understanding of any legitimate issue raised in the arbitration. They may use all methods of discovery including but not limited to depositions, requests for admissions and requests for production of documents. The time periods for compliance shall be set by the arbitrator who may also set reasonable limits on the scope of such discovery. The proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties' confidential information. The arbitrator shall, in rendering his or her decision, apply the substantive law of the State of Delaware. Except as specifically provided for in this Section, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and shall take place in New York, New York. The arbitrator shall have authority to determine who shall pay costs and expenses, including without limitation reasonable attorney's fees and arbitrator's fees, it being the intent of the parties that the prevailing party in any action shall be entitled to recover the cost of such action, including without limitation reasonable attorneys' fees, incurred as a result of the such action.

6.

Expenses.  CCTI shall promptly reimburse McGC for any ordinary, reasonable and necessary out-of-pocket expenses incurred while performing services under this Agreement, and in no event later than ten (10) days after submission of the expense statement submitted to CCTI by McGC.

7.

Late Payments.  Failure to make any payment required under this Agreement within thirty (30) days of the date presented for payment shall result in a late fee being charged at the rate of one percent (1%) per month until paid in full.

Mr. Douglas Hague

March 25, 2008

8.

Integration.  It is understood and agreed that this Agreement supersedes any and all prior agreements between us concerning the subject matter hereof and may only be modified by further written agreement signed by the party charged with accepting the modification.

9.

Press Releases and Publicity.  The parties agree that neither shall issue any press releases nor public statements concerning the terms of this Agreement and/or the engagement of McGC as a consultant under this Agreement until the party that did not prepare the release or statement has had a reasonable opportunity to approve the content and has provided consent to its release.

Please indicate your agreement by signing the enclosed copy of this letter and returning it to me.

Sincerely,

McGOVERN CAPITAL LLC

By:  ________________________

       Kevin McGovern, Chairman

      Dated:  March 25, 2008

AGREED AND ACCEPTED:

CLEAN COAL TECHNOLOGY, INC.

By: ________________________

      Douglas Hague

      President and CEO

Dated: March 25, 2008

ccti – mcgc eng ltr 032508clean

SCHEDULE A

A.

Bonus.  Whereas CCTI has represented that as of the date of this Agreement, the total number of issued, on a fully diluted basis, shares in CCTI is Four Hundred Nine Million, Ninety Thousand, Nine Hundred Eighty (409,090,980):

In consideration of consultant’s services provided to CCTI in accordance

with the foregoing agreement, consultant shall be entitled to an         irrevocable stock bonus program based on the total number of Four       Hundred Nine Million, Ninety Thousand, Nine Hundred Eighty         (409,090,980) CCTI issued, on a fully diluted basis, shares as of March       25, 2007, as follows:

McGC shall be entitled to an irrevocable right to exercise, at any time, a bonus award of restricted company stock equivalent to four percent (4%) of the total issued, on a fully diluted basis, shares of CCTI, to vest in three installments as follows:

i.

thirty three percent (33%) exercisable immediately any time after execution of this Agreement;

ii.

thirty three percent (33%) exercisable any time after August 15, 2008; and

iii.

the balance exercisable any time after December 31, 2008.

CCTI and McGC acknowledge that the stock subject to the above-mentioned bonus is subject to a substantial risk of forfeiture based on testing of the technology of CCTI that could render the stock worthless.

B.

Standard Adjustments.  In case of any change in the amount of CCTI company stock issued and/or outstanding which causes the amount of CCTI stock to increase, including without limitation, through merger, consolidation, reclassification, reorganization, payment of a stock dividend or the making of any other distribution of shares payable in CCTI stock, through a stock split or subdivision of shares, consolidation or combination of shares, reclassification or recapitalization of CCTI stock, then, as a condition of such change, lawful and adequate provision will be made so that McGC automatically will be issued by CCTI such additional shares to maintain its stock bonus award of four percent (4%) of CCTI’s total issued, on a fully diluted basis, shares after any of the foregoing events.

C.

Effect of Merger or Consolidation.   Notwithstanding anything to the contrary in this Schedule A or the foregoing consulting agreement to which it is attached, one hundred percent (100%) of the bonus rights shall become immediately exercisable upon a change in control of CCTI, whether by merger, acquisition or otherwise, regardless of how many days have elapsed from the signing of this agreement by CCTI.

D.

Pro Ration Upon Termination.

In the event that the foregoing consulting agreement is terminated for any reason whatsoever prior to the vesting of the bonus for a period as set forth herein above, then any such bonus rights not yet vested shall be terminated after the effective date of the termination as set forth in Paragraph 3(B) of the foregoing consulting agreement; provided, however, that any unvested interests shall be pro rated monthly through the effective date of termination, with the full amount for a pro rated month vesting on the 1st calendar day of that month.

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